UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 10, 2021

Cohu, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-04298	95-1934119
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12367 Crosthwaite Circle, Poway, California		92064
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:		858-848-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $1.00 par value	COHU	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 10, 2021, Cohu, Inc. announced that it and certain of its direct and indirect subsidiaries (“Cohu”) and Mycronic AB and certain of its direct and indirect subsidiaries (“Mycronic”) entered into a Share and Asset Purchase Agreement (the “Purchase Agreement”), dated May 10, 2021, pursuant to which Cohu has agreed to sell its Printed Circuit Board Test Group business (“PTG Business”) to Mycronic. Under the terms of the Purchase Agreement, Cohu will sell (i) the entire issued share capital of atg Luther & Maelzer GmbH and Test Solutions (Suzhou) Co., Ltd., (ii) certain intellectual property of the PTG Business held by Xcerra Corporation; and (iii) certain inventory of the PTG Business held by Everett Charles Tech, Inc. for an aggregate purchase price of USD $125 million in an all-cash transaction (the “Sale Transaction”). The Purchase Agreement provides for a closing accounts mechanism, whereby, following completion, Mycronic will review certain estimated closing accounts and a closing statement prepared and delivered by Cohu subsequent to closing which, once agreed or deemed agreed, will form the basis of an adjustment to the purchase price consideration as a result of movements in working capital, net cash and net debt above or below minimum thresholds.  The Purchase Agreement has been unanimously approved by the Board of Directors of Cohu.

The Purchase Agreement contains customary representations, warranties and covenants of the parties, including, among other things, that during the period from the signing of the Purchase Agreement until the earlier of the termination of the Purchase Agreement or the completion of Sale Transaction (the “Closing Date”), Cohu agrees to carry on the PTG Business in the ordinary course of business consistent with past practices and will be restricted from implementing various transactions that can generally be viewed outside the ordinary course of business, unless Mycronic agrees to the implementation of such transactions. Cohu, on behalf of itself and its affiliates, has agreed that for a period of two (2) years after the Closing Date that it will not solicit any employees or customers or otherwise compete with the PTG Business, as more fully described in the Purchase Agreement.

The Purchase Agreement is subject to the amendment of ATG’s articles of association being registered in ATG’s commercial register, the fulfilment of which will result in a delay between signing and the Closing Date and other customary closing deliverables (the “Closing Conditions”). Cohu expects the closing to occur by the end of June 2021, subject to the completion of the Closing Conditions. The Purchase Agreement can be terminated if the Closing Conditions cannot be satisfied before December 24, 2021, unless otherwise mutually agreed to by the parties.

The Purchase Agreement provides that Mycronic is required to obtain a warranty & indemnity insurance policy (the “Policy”) for the Sale Transaction and the issuer of the Policy will provide insurance against breaches by Cohu of the general representations and warranties contained in the Purchase Agreement.

As part of the Sale Transaction, Cohu and Mycronic expect to enter into a Transitional Services Agreement (the “Transitional Services Agreement”) to be effective as of the Closing Date, pursuant to which Cohu will provide limited transitional support for an interim period starting immediately after the Closing Date.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01. Other Events.

On May 10, 2021, Cohu issued a press release announcing the entering into of the Purchase Agreement and the sale of the PTG Business. A copy of the press release is attached as Exhibit 99.1 to the Current Report on Form 8-K filed separately by Cohu on May 10, 2021.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1
Share Purchase Agreement, dated May 10, 2021, by and among Cohu, Inc., Cohu Semiconductor Test GmbH, Credence International Ltd. (BVI), Xcerra Corporation, Everett Charles Tech, Inc., KOGNITEC Vertrieb & Service GmbH, Mycronic AB and Mycronic, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cohu, Inc.

May 13, 2021	By:	/s/ Jeffrey D. Jones

Name: Jeffrey D. Jones
Title: VP Finance and Chief Financial Officer